American Commerce Solutions, Inc. Subsidiary, Best Way Auto & Truck Rental Receives $1.6M Line of Credit

American Commerce Solutions, Inc. April 13, 2016 11:37 AM

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LAS VEGAS, NV--(Marketwired - Apr 13, 2016) - American Commerce Solutions, Inc. (OTC PINK: AACS) wholly owned subsidiary, Best Way Auto and Truck Rental, Inc., today announced that it has been approved for a credit line of $1.6 million.

Best Way Auto & Truck Rental, Inc. announced that it has received a credit line of $1.6 million from Fleet Way Leasing Company in Feasterville, PA for the purchase of 70 new vehicles for the Company rental fleet. This line of credit is based upon a 24-month term. Negotiations continue to increase the line to $3.5 million to finance a total of 145 vehicles.

John Keena, President of Best Way, stated, "Approval of this credit line allows Best Way to accelerate stocking of our existing locations and facilitates expansion to our new sites. We will be able to accelerate both rental and sales programs while creating greater cash flow and profitability."

Daniel Hefner, CEO / President of American Commerce Solutions, added, "The Company is encouraged and excited about the rapid development of these opportunities. Best Way management has been tireless in its efforts to expand the Best Way footprint in the market place it serves."

Company Websites:
Best Way Auto and Truck Rental, Inc. www.bestwayrentalsusa.com

American Commerce Solutions, Inc. www.aacssymbol.com

ABOUT AMERICAN COMMERCE SOLUTIONS, INC.

AACS is a publicly traded holding company currently hosting two (2) subsidiary operations: International Machine and Welding, Inc. and Best Way Auto and Truck Rentals, Inc. AACS additionally maintains a strategic relationship with American Fiber Green Products, Inc. (AFBG) www.americanfibergreenproducts.com

ABOUT BEST WAY AUTO & TRUCK, INC.

Our mission is to provide inexpensive, attended and unattended rentals of vehicles for use in large college populated cities while also handling commercial accounts throughout the 14 states that we currently service. With over 70 combined years of executive experience in the rental car field, our goal is to become the best rural rental car business in the United States.

SAFE HARBOR STATEMENT

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors.

Contact:

INVESTOR RELATIONS

Everest Corporate Advisors, Inc.
702-982-1339